Exhibit 99.1

English Translated Transcript of Investor Conference held on December 14, 2016 on xueqiu.com, also known as Snowball Company

1）	汇率方面会不会影响公司收入。 未来有什么扩张计划？
Q1:	Does exchange rate have any impact on the company’s revenue? Do you have any future plan of expansion?
回答：	汇率方面对公司收入影响不大，因为我们虽然在海外捕捞但目前还是100%在国内销售，所以基本没有什么影响。不过近些年来国内养殖鱼滥用抗生素和避孕药的事件越来越多的被披露出来，导致纯天然深海鱼的鱼价越来越高，我们同比的销售价格平均至少上涨了30%以上。我们希望从2017年开始除了产能恢复，还要实现两个目标。 第一，在生产端，PME 希望成为全球领先的远洋捕捞企业。 在全世界，中国已经成为最大的航洋力量之一，我们将进一步利用海外上市带来的品牌优势和中国力量崛起的政治优势，进一步开拓新兴海域，包括但不限于海外并购，丰富国人的海洋食品食谱。 第二，在消费端，我们已经成立自己的海产品牌，将远洋捕捞的海产进行本地加工和内地分销，平潭远洋渔业已和国内大型连锁超市签订了战略合作协议，并将通过超市的全国销售平台直接向终端消费者销售。这不仅仅会显著提高我们的产品销售毛利率，更会促使我们转型，让我们从一个仅仅专注捕捞的行业领头羊，成为一个海产品领域的优势品牌，平潭远洋渔业本身也会更接近一个消费品企业。
A:	There is little impact of exchange rate, because so far we have been selling 100% of our products domestically, though we are fishing offshore. However, more and more accidents of antibiotics and contraceptives abuse were disclosed in recent years, pushing the price of wild deep-sea fish higher and our sales records show that the average price has indeed risen by over 30%.

We hope to reach two objectives, apart from the objective of production recovery. First, at the production end, PME endeavors to be a leading global offshore fishing company. China has become one of the largest seafaring powers of the world. Our brand advantage from overseas listing and the political advantage due to rise of China may be further leveraged to explore new fishing fields, including, but not limited to, overseas M&A, to enrich seafood recipes for the Chinese people. Secondly, at the consumption end, we have established our own seafood brand and our catches are processed and distributed locally; Pingtan has also signed strategic cooperation agreements with China’s large chain supermarkets to sell products directly to end consumers through national distribution platform of supermarket. This will not only significantly increase margin, but also promote our transformation from a leading player in fishing industry to an advantageous brand of seafood. Pingtan will be more a consumer goods company.

2）	为什么领头羊$中水渔业(SZ000798)$ 还是亏损的？未来平潭远洋渔业会不会收益下滑？
Q2:	Why does the leading player CNFC Overseas Fisheries (SZ000798) still report losses? Will Pingtan’s revenue further decline in the future?
回答：	远洋捕捞与矿产资源类企业很相似，成本相对固定，因此盈利能力很大程度上收到捕捞鱼种的影响。中水渔业的捕捞许可证主要在非洲，当地只有沙丁鱼和贝类可以捕捞，沙丁鱼国内价格仅仅为4元人民币一斤，市场价格较低。 中水在当地水域捕捞后，产品只能当地销售或者千里迢迢运输回国，因此业绩较差。平潭远洋的水域主要集中在热带，主要捕捞的鱼种主要是带鱼，黄花鱼，鲳鱼和虾，占到我们捕捞总量的80%以上，这些产品在中国的市场价格都很高， 也是中国人最能接受的鱼种，而且，带鱼和鲳鱼都是无鳞品种，当地穆斯林是不吃的，因此，鱼的可捕捞量极大。 国内另一个对标企业，开创国际才20多条船，仅仅只有我们的六分之一，市值是我们的10倍还多。目前，中国是远洋捕捞行业大国，我们这个领域，美国没有直接对标的上市公司，客观上来讲，我们的空间是非常巨大的。

A:	Offshore fishing is a sector similar to mining, with relatively fixed costs and therefore earning capacity is to a greater degree depending on the species of catch. The fishing licenses of CNFC Overseas Fisheries are mainly in Africa where key species of catch is sardine and shell fishes. The price of sardine in the Chinese market is relatively lower, only at 8 Yuan per kilogram. Moreover, the catches can only be sold locally or transported long way back to China and that’s why they demonstrate a poor performance. Pingtan mainly operates in tropical waters and species of catches include ribbon fish, croaker fish, pomfret and shrimp, which account for over 80% of our total catches. These products are sold at high prices in the domestic market and also are mostly well accepted by the Chinese people. Besides, ribbon fish and pomfret are without scales, which are not on the menu of local Muslims, and therefore catches are in large quantity.

The other benchmarking public company in China is Shanghai Kaichuang Marine International Co. Ltd., a company owning only 20 plus vessels, i.e. one sixth of our number, but with a market cap more than 10 times our value. China is now a big power of offshore fishing and in this sector we have no benchmarking public company in the US. Objectively speaking, there is enormous space for us.

3）	为什么之前3年公司股价出现了一个高达90% 的大跌？这里面发生了什么？
Q3:	Why did the company’s stock price experience a sharp drop by as high as 90% over the past three years? What happened?
回答：	此前，我们的捕捞作业区主要位于赤道附近，在印尼海域。2015年，印尼政府的政权更替，暂时停止了对海外捕捞机构的牌照更新。 虽然我们与印尼政府保持了良好的关系，中国政府也尽力帮助我们与之沟通，但是2015年还是受到了这种不可抗力的严重影响，公司的捕捞业务趋于停滞，股价下滑在所难免。实际上印尼政府早在2015年11月就已经宣布结束了禁海，我们在印尼的船队现在全部停靠在我们在印尼的基地里，但是对于外国船队要制定新的捕捞政策，一旦政策出台我们便可以恢复在印尼的全面捕捞，我们也一直在与印尼政府积极沟通希望可以促使新政策尽快出台。公司出于对于投资人的负责，以及大股东对公司经营的强烈信心，2015年即便亏损我们还是坚持了持续分红。持续分红是公司董事会定下的基本原则，虽然在美国上市的中概股很少有坚持持续分红的，但我们属于少数中的一个。公司的持续分红是从2014年开始的已经连续进行了8个季度，随着2017年公司产能不断恢复，利润不断提高，公司会逐步提高分红比例来进一步回报股东。与此同时，公司也在积极的开拓新的捕捞作业区，今年8月，我们公司旗下 13艘船只已经取得了东帝汶的捕捞牌照，并在11月开始在其附近的印度洋海域开始捕捞作业，预计于2016年的第四季度开始渔货销售。另外，我们还有12艘船在印度的孟加拉湾进行捕捞，以及6艘大型远洋捕捞船也将会在12月底之前前往太平洋开作业，因此公司目前已恢复了约30％的生产能力。2017年，我们有信心恢复印尼海域的捕捞，同时，更重要的是，我们争取实现更广泛的捕捞海域的多元化，并且实现盈利。未来，我们也会通过进一步的开拓，甚至并购，实现跨区域作业，消除单一捕捞海域的经营风险。
A:	Our fishing fields were mainly located in tropical area in the Indonesian waters. In 2015, the Indonesian government announced a moratorium after a regime change. Although we have had a good relationship with the government and the Chinese government also tried to help smooth communications, the moratorium had material impact on our operations in 2015 and we soon ceased all operations, which led to the drop of our stock price. Actually the Indonesian government has announced completion of the moratorium and our vessels are still berthed in our base in Indonesia, but new fishing policy is to be issued for foreign fleets. Once the new policy is released we may resume full operation in Indonesia. We have been working actively with the Indonesian government, hoping that such new policy could be released earlier.

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In consideration of our responsibilities to investors and due to the confidence of majority shareholders on our operation, we continued dividend issuances even though we were experiencing losses in 2015. Continuous dividend issuance is a principle set forth by our Board of Directors. There are few overseas-listed Chinese concept companies that keep issuing quarterly dividend and we are one of the few. The continuous dividends started in 2014 and continued for 8 consecutive quarters. With gradual recovery of production capacity and increasing revenue in 2017, the Company will also gradually increase the ratio of dividend to pay back shareholders. At the same time, we are actively exploring for new fishing fields.

In August this year, we have 13 vessels obtaining fishing licenses from Timor-Leste government; the vessels already started fishing in the Indian Ocean near the country in November and are expected to start sales of catch in the last quarter of 2016. Besides, we have 12 vessels fishing in the Bay of Bengal in India and another 6 large-sized vessels will start operation in the Pacific Ocean. So, our production capacity has recovered to about 30%. We are confident that the operation in Indonesian waters will restore to normal in 2017 and more importantly, we will try to achieve profitability through diversification of fishing regions. In the future, we will also try to perform multi-region operations through further expansion, or even merger and acquisition, to weaken the risk of single fishing field reliance.

4）	对于远洋捕捞作业，最大的风险来自哪里？被海盗攻击，还是海啸
Q4:	What is the highest risk for offshore fishing? Pirate attach or Tsunami?
回答：	海盗从来没有攻击过鱼船，他们主要针对商船，如果攻击就把鱼给他，别的也没有了。印尼和东帝汶都在赤道地区，气候非常好，我们基本都可以全年作业，没有休渔期。
A:	Our vessels were never attacked by pirates; they mainly aim at merchant vessels. Even if our vessels were attacked, we might simply give up the catches and no other losses would be incurred. Both Indonesia and Timor-Leste are in the tropical area under very good climate. It is suitable for year-round operation without off season.

5）	请CFO借地为大家简单介绍一下：1.公司的历史沿革，实际控制人背景及实际控制人投资的其他产业，公司前几大主要股东结构；2.公司本财年和下一个财年的利润情况和分红政策;3.公司是如何开展业务的？营收展望如何？远洋渔业不确定性较强，我们应该通过何种方式预测公司未来影业收入情况？5.全球是否存在其他可上市公司？6.公司管理层对当前估值的看法如何？ 谢谢！
Q5:	Would like to ask the CFO to give us introductions on the following:
(1) Company history. The Company’s actual controller and their other investments. The Company’s major shareholder structure.
(2) The profitability and dividend policy for this and next FY.
(3) How is the Company doing its business? The Company’s revenue outlook?
(4) As there are many uncertainties for the offshore fishing industry, how could we forecast the future business income for the Company?
(5) Are there any public listed peers in the world?
(6) How the management sees the current valuation?
Thank you!

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回答：	平潭远洋是新中国建国后第一支远洋捕捞船队（补充一下：远洋捕捞是指在公海国际水域或非中国海域可以合法捕捞的船只。中国是从90年代初开始发展远洋捕捞的，目前共有2000多艘远洋捕捞船），最早隶属于平潭水产局，是一家国有企业。2000年前后改制挂牌后被我们集团收购。远洋捕捞是我们集团的核心产业，董事长卓先生从事远洋捕捞起家已经有20多年的历史，同时我们集团也是中国远洋渔业协会除中水渔业以外唯一的理事单位。我们的董事会主席兼首席执行官卓新荣先生是公司最大股东。卓先生是一名成功的企业家，在远洋捕捞、路桥建设、疏浚、金融和地产等领域均有不凡成就。 远洋捕捞一直是卓先生最为关注的核心业务，20多年来一直坚持做大做强，卓先生在远洋捕捞行业中有很高声誉和影响力。 目前公开资料显示，二级市场主要的机构股东为加拿大皇家银行、Mad River Investors、高盛集团、对冲基金Citadel以及GEODE 资本等等。在上市之前，深创投，上海联创，七匹狼，和一些国际私募基金是我们的早期投资股东。目前，公司股权结构属于创始人占据绝对优势，创始人以及原始股东控制超过70%的股份，股权结构简单清晰。持续分红是公司董事会定下的基本原则，虽然在美国上市的中概股很少有坚持持续分红的，但我们属于少数中的一个。公司的持续分红是从2014年开始的，即使在2015年公司最艰难的时候还是坚持以持续分红来回报我们的股东。我们远洋捕捞的不确定性实际远没有想象的那么强。我们的作业区位于赤道附近的热带，鱼类繁殖较快，产量大，是世界上渔业资源最丰富的渔场；我们在这一海域捕捞已经有20多年的历史，积累了丰富的经验；科技手段的不断应用也起到了很关键的作用，我们每艘捕捞船都配备了声纳系统和卫星定位系统，通过这些系统我们不但可以准确定位鱼群的位置，甚至连鱼种都可以判断出来。此前，我们的捕捞作业区主要在印尼海域。2015年，印尼政府的政权更替，暂时停止了对海外捕捞机构的牌照发放。 虽然我们与印尼政府保持了良好的关系，中国政府也尽力帮助我们与之沟通，但是2015年还是收到了这种不可抗力的严重影响，公司的捕捞业务趋于停滞，股价下滑在所难免。出于对于投资人的负责，以及大股东对公司经营的强烈信心，2015年即便亏损我们还是坚持了持续分红。与此同时，公司也在积极的开拓新的捕捞作业区，今年8月，我们公司旗下 13艘船只已经取得了东帝汶的捕捞牌照，并在11月开始在其附近的印度洋海域开始捕捞作业，预计于2016年的第四季度开始渔货销售。另外，我们还有12艘船在印度的孟加拉湾进行捕捞，以及6艘大型远洋捕捞船也将会在12月底之前前往太平洋开作业，因此公司目前已恢复了约30％的生产能力。2017年，我们有信心恢复印尼海域的捕捞，同时，更重要的是，我们争取实现更广泛的捕捞海域的多元化，并且实现盈利。 未来，我们也会通过进一步的开拓，甚至并购，实现跨区域作业，消除单一捕捞海域的经营风险。在国内远洋捕捞行业，类似的上市公司仅有两家,中水渔业(000798)和开创国际(600097)。
A:	Pingtan Marine Enterprise Ltd. is the first distant fishing fleet organized after the establishing of the PRC, (Add: distant fishing vessels refers to fishing vessels licensed to legally operate in the international waters of the high seas or non-Chinese waters. China developed its distant fishing in the early 90’s, and now China has in total of more than 2,000 distant fishing vessels), and was initially the subordinate of the Pingtan Fisheries Bureau, which was a state-owned enterprise. Our Company acquired it around year 2000 when government reprivatized its state-owned enterprises.

Distant fishing is the core business to our Group Company, and our Chairman and Chief Executive Officer Mr. Xinrong, Zhuo has been engaged in ocean fishing for over 20 years. Mr. Zhuo is the largest shareholder of the Company, and he is also a successful entrepreneur with extraordinary achievements in industries of distant fishing, road and bridge construction, dredging, finance and real estate and other fields. Mr. Zhuo focused on distant fishing and he views it as the Group Company’s core business, which he insisted on the expansion and further development for this sector of business for more than 20 years. Also, Mr. Zhuo holds very high reputation and is very influential in the distant fishing industry.

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Per the public information, the major institutional shareholders in the secondary market are: Royal Bank of Canada, Mad River Investors, Goldman Sachs, hedge funds like Citadel and GEODE Capital and others. Before we went public, Shenzhen Capital Group Co., Ltd, NewMargin Ventures (Shanghai Lian Chuang), Septwolves, and other international private equity funds were our pre-IPO investors. As for now, the company’s shareholder structure is favorable to the Founder, as the founder and the original shareholders control more than 70% of the shares outstanding, so our equity structure is very simple and clear. Quarterly dividend policy was based on the principle set by the board of directors, while continuing dividend is rare among the US listed China based companies, but we are one of the few.

The Company started its quarterly dividend in 2014, and we continue to pay dividends to return to our shareholders even in the most difficult time in 2015. The uncertainty of distant fishing is not as strong as many of you imagined. Our fishing area is close to the tropical equator, where the fish breed faster and with larger output than other waters, and is the world's most abundant fishing resources. We have fished in this area for more than 20 years, and we have accumulated rich experience in fishing. The technological application also played a very important role during our operation. As we use sonar system and a satellite positioning system, which increased our accuracy to locate fish schools and even specify the fish species.

We previously mainly operated in the Indonesian waters. In 2015, Indonesian government changed its regime and temporary suspended of licenses to offshore fishing companies. Even though we maintain good relations with the Indonesian government, and the Chinese government is also assisting us during the dialogue, but our results were still severely impacted by this Force Majeure. The Company's fishing business is stagnating, and resulted inevitable decline in our stock prices. However, out of our responsibility for our investors, as well as the strong confidence for the Company from our major shareholders; in 2015, we insisted to payout quarterly dividend even during the losses.

Meanwhile, the Company is also actively expanding into new fishing waters; In August, 13 of our company’s fishing vessels have acquired fishing license from Democratic Republic of Timor-Leste and began fishing operations in Indo-Pacific water in November, we estimate to begin fish products from this area in the fourth quarter of 2016. In addition, we have 12 fishing vessels operating in the Bay of Bengal in India, and 6 large-scaled fishing vessels will also arrive to their fishing destination in the international waters of the Pacific Ocean before the end of December, thus we expect to recover production capacity to approximately 30%.

In 2017, we are confident in resuming fishing in the Indonesian waters, and most importantly, we are seeking to diversify our fishing areas into a wider range waters to increase profitability. Going forward, we continue to explore methods for expansion, and even through mergers and acquisitions, to achieve cross-regional fishing, thus to eliminate the operational risk of relying on a single fishing area. In China’s distant water fishing industry, we only have two peers, which are China National Fisheries Corp (000798) and Shanghai Kaichuang Marine International Co., Ltd (600097).

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6）	公司的最大资产是渔船，进入下半年以来，尤其是在最近几个月，国际原油价格高涨，请问燃油价格的提升对公司的利润会有多大的影响？
Q6:	Fishing vessels are the Company’s largest assets. The international crude oil prices increased since the second half of the year, especially in recent months. My question is how the increase of fuel price would affect the profit for the Company.
回答：	公司日常运营中的成本主要是燃料油的开销，占到我们捕捞销售额的50%多一点。 我们的盈利能力可以用一个乘法简单算出来，公司目前拥有135艘渔船，根据公司2014年的业绩，每艘渔船的年收入约为300万美元，年净收入约为80万至100万美元。一旦恢复全面生产，我们的产能扩大是随着船只的增加线性提升的。而且，2014年，是一个高油价年份大约在90-100美元之间，预期2017年全年油价稳定在60美元左右，对于我们复产后的财务表现有不小的帮助。另外，受到印尼禁捕的影响，中国远洋渔业的捕捞量也急剧下降，从往年的140万吨下降到110万吨左右，这也使鱼货价格产生了很大的波动，其中带鱼，鲳鱼，黄花鱼等印尼水域主要鱼种的价格涨幅都在30%以上，鱿鱼价格的上涨更是超过了100%。对于生产成本相对固定的远洋捕捞行业来讲，鱼货价格上涨无疑会给我们带来更丰厚的利润。
A:	Our Company’s daily operation cost is mainly the fuel cost, and it takes about a little more over 50% of our sales. Our profitability can be calculated by a simple multiplication, as we currently operate 135 fishing vessels, and according to the Company financial results in 2014, the annual revenue from each fishing vessel is about $3 million US dollars, and annual net income of about 800,000 to 1 million US dollars. Once full production is resumed, our capacity increases linearly with the increase in vessels.

The year 2014 is also a year with high fuel price, as the fuel price was in between $90-100 dollars. As the market estimate the fuel price will stabilize in the $60 range in 2017, and we believe the decrease in fuel price would increase our financial performance after the resumption in the Indonesia waters.

In addition, the volume of China’s distant fishing declined sharply due to the moratorium by the Indonesian government from 1.4 million tons in previous years to 1.1 million tons, which resulted in price fluctuations in the price of fishing products: fish prices increased more than 30%, including octopus, pomfret, croaker and other major species from the Indonesian waters, and especially the price for squid products rose more than 100%. As the production cost is relatively fixed for the deep ocean fishing industry like Pingtan, the increase in prices of fishing products will undoubtedly bring us lucrative profits.

7）	我看过一个数据，目前全球野生鱼捕捞量长期超过了生长量，三分之一的经济性鱼类以不可持续的状态被捕捞，不知道这个问题平潭怎么看？
另外一个是，2014年全球海鱼捕捞量大概是9300多万吨，水产养殖是是7400多万吨。联合国预计到2021年水产养殖将会超过海鱼捕捞。面对海鱼成本的上升趋势，和水产养殖成本持续降低的趋势，怎么看待？
Q7:	I know data that current global catches of wild fish have exceeded fish growth for a long time and 1/3 of economic fishes are caught in an unsustainable way. What’s PME’s opinion on the issue?
In addition, the global marine fish catches was about 93 million tons in 2014 while the output of aquaculture sector is 74 million tons. The UN report estimates that aquaculture will outplay ocean fishing by 2021. How do you think about it when confronted with the trends of rising cost of marine fish and the declining cost of aquaculture?

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回答：非常感谢可以提出这么专业的问题。中国的远洋捕捞与全球其他的一些国家相比起步非常晚，我们是在80年代末才开始，比日本和欧洲国家至少晚了40年。而远洋捕捞牌照是有配额的，各国政府都不能直接发放，这也是为什么我们发展了30年一共才有2000多艘远洋捕捞船的原因，而在中国海域的捕捞牌照是中国政府有权自己颁发的，一共有90万艘。中国政府公开声明，作为一个负责任的大国不在增加渔船数量，不管是近海还是远洋。全球海鱼捕捞量虽然大，但中国每年远洋的捕捞量却只有140万吨，而近海每年虽然有大概800万吨的捕捞量但海水污染严重，重金属超标，而且资源在枯竭，这也是为什么中国渔船总是越界捕捞的原因。养殖鱼是目前老百姓餐桌上最常见的，但真心不建议大家吃，有机会可以去了解养殖的过程，抗生素和避孕药喂的绝对不饲料多。PS：北京活鱼下架，北京研究饮用水水质夫妇20年不喝自来水。养殖鱼的价格一定会下降，这个和转基因和有机蔬菜是一个道理。
A:	Thanks for your professional question. Compared with other countries of the world, China started offshore fishing late, in the late 1980s, at least 40 years later than Japan and European countries. However, offshore fishing license has quota limitation and governments of all countries can’t issue it directly, that is why we have only over 2000 offshore fishing vessels after 30-year development. While the fishing license within the China Sea can be issued by Chinese government, with the 90,000 fishing vessels in all. Chinese government declares in public that China, as a responsible power, will no longer increase the number of fishing vessels no matter in offshore or overseas waters. Although the global ocean fish catch is large, China only has 1.4 million tons catches annually. While there are about 8 million tons catches offshore annually, the sea water suffers severe pollution and exceeding heavy metal as well as the exhaustion of resources, which is the reason why China’s fishing vessels are always fishing across the border. Aquaculture fish is the most obvious fish in people’s dining-table but it is not recommended for eating . You can learn about the breeding process if there are opportunities and you will find that the usage of antibiotics and contraceptives must be more than that of feed. PS: Live fishes in Beijing have been off the shelf and the couples who research on the quality of drinking water never drink tap water for 20 years. The price of aquaculture fish is sure to decline with the same reason of transgenic and organic vegetables.

8）	公司每股净资产都有1.55美元，现在已经被严重低估了。请问于总，公司接下来有没有更多提升公司估值，尤其是让更多投资者发现公司价值的计划？
Q8:	The Company’s net asset per share is $1.55 dollars which has been underestimated at present. May I ask you that are there any plans to enhance the company’s estimation, especially the plan to make more investors find the value of the company?
回答：实际上每股净资产远高于1.55美元，这里没有计算远洋捕捞船牌照的价值，因为牌照的价值没有体现在资产负债表里。举个例子，在纽约一辆出租车的造价是3万美元，而出租车牌照的市场价格是100万美元。中国的远洋捕捞牌照也是一样的道理，牌照的市场价格远高于渔船的造价。比如我们刚刚下水的6艘大型捕捞船，每艘每年可以固定获得政府280多万的经营性补贴，单艘船的造价在4000万左右，而政府的造船补贴是30%也就是1200万，15年贴息贷款40%是1600万，然后还可以抵押给银行再做商业贷款。所以牌照只要拿到手就已经赚了几千万。公司部分产能恢复后我们会和资本市场保持更积极的沟通，包括媒体宣传和非融资性路演。

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A:	Actually, the net asset per share is far more than $1.55 dollars. The value of the license of offshore fishing vessels is not calculated here because the value of the license is not demonstrated in the balance sheet. For example, one cab costs 30,000 dollars in New York while the license of the cab is 1 million dollars in the market, which is the same as the license of offshore fishing in China with the market price far above the cost of fishing vessels. For our 6 large-scale fishing vessels newly into the water, each of them can obtain operation subsidy at 2.8 million Yuan per year on a regular basis. The cost of each vessel is about 40 million Yuan while the shipbuilding subsidy from the government is 30% of the cost, namely 12 million Yuan and the soft loan of 2015 is 40% of the cost, i.e. 16 million Yuan, which can be mortgaged to the bank for commercial loan. As a result, the license can earn tens of millions of money. We will maintain more active communication with the capital market including media publication and non-financing roadshow after the recovery of part of the company’s capacity.

9）	公司的分红看起来很慷慨，公司的分红政策有固定的比例吗？比如净利润的百分之多少？
Q9:	The Company’s dividends seem to be generous. Is there any regular proportion on the dividend policy of the company? What percentage of the net profit?
回答：持续分红是我们公司回报股东的基本原则，在2015年公司最艰难的时期也一直坚持，随着2017年公司产能不断恢复，利润不断提高，公司会逐步提高分红比例来进一步回报股东。
A:	Consecutive dividends is a basic principle for the company to reward shareholders, which persists all the time even in the most difficult period of the company. With the continuous recovery of the company’s capacity and enhanced profit, the company will gradually improve the dividend proportion to further return the shareholders.

10）	预计在2017年第一季度，将有多少艘船恢复捕捞？
Q10:	How many fishing vessels will restore fishing estimated in the first quarter of 2017?
回答：从目前情况来看，2017年第一季度至少会有31艘船恢复捕捞，其中包括6艘刚刚下水将要前往太平洋作业的大型跨洋性捕捞船，其捕捞能力是我们其他捕捞船的2倍，因此按照产能计算，PME至少有30%的产能可以恢复。作为管理团队，我们目前最主要的任务就是要尽快恢复全部捕捞能力，在这方面公司制定了三个策略：1. 进一步加强与东帝汶的合作，扩大我们在东帝汶船队的船只数量。我们的船队是东帝汶建国以来第一支也是唯一一支进入东帝汶海域的外国船队。东帝汶与中国有着非同一般的关系，这个国家是在中国的帮助下才完成独立的，并且在建国的第一天就与中国建立了外交关系, 目前东帝汶所有的基础设施建设都是在中国的帮助下进行的。我们的船队到达东帝汶受到了十分的重视，总统带领各个部门的部长亲自参加了我们的开航仪式，检阅了我们的船队并讲话，希望进一步推进两国在渔业方面的合作，因此上一周在我们公司的邀请以及陪同下，东帝汶农业局局长与渔业局局长来到北京，并在农业部与我国渔业局张局长进行了会谈，双方达成了在渔业方面进一步合作的共识并要在此基础上建立渔业合作备忘录；2. 积极推动印尼新渔业政策的出台，从而恢复印尼海域的生产。印尼政府禁海是为了打击非法捕捞的盗捕行为而并非针对那一个国家。平潭远洋是新中国成立以来第一支远洋捕捞船队，在印尼海域合法作业已经有20多年的历史。实际上印尼政府早在2015年11月就已经宣布结束了禁海，我们在印尼的船队现在全部停靠在我们在印尼的基地里，但是对于外国船队要制定新的捕捞政策，一旦政策出台我们便可以恢复在印尼的全面捕捞，我们也一直在与印尼政府积极沟通希望可以促使新政策尽快出台；3. 与其他国家加强合作，开辟新的海域。目前除了东帝汶以外，我们与伊朗和巴基斯坦政府都有积极的沟通，两国也均表示希望与我们展开合作，公司会从全球整体捕捞布局进行考虑，在合适的时候开辟新的捕捞海域。

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A:	Judging from the current situation, there will be at least 31 vessels to restore fishing, including 6 large offshore fishing vessels newly entering water and heading to the Pacific Ocean for fishing whose fishing capacities are twice than that of our other vessels. Therefore, calculated on the capacity, PME can restore at least 30% capacity. As the management team, our current main task is to restore all fishing capacities as soon as possible and the company has developed 3 strategies in this aspect: firstly, further strengthen the cooperation with East Timor and enlarge the number of fishing vessels in our fishing fleet in East Timor. Our fishing fleet is the first and the only foreign fishing fleet into the waters of East Timor since its foundation. East Timor has a special relationship with China, which received independence with the help of China and established diplomatic relations with China on the first day of the foundation. All infrastructure constructions in East Timor were conducted under the help of China, so that our fishing fleet received great attention in East Timor. The President of East Timor led all ministers of ministries to attend our sailing ceremony in person for the inspection of our fishing fleet and pointed out the wish to further promote the fishery cooperation between East Timor and China. As a result, invited and accompanied by our company last week, the Director of Agriculture Bureau and Director of Fishery Administration of East Timor came to Beijing to have a conversation with Mr. Zhang. The Director of Fishery Administration in the Agriculture Bureau and both sides reached a consensus on further fishery cooperation and would like to establish a fishery cooperation memorandum on the basis of the consensus. Secondly, actively promote the formulation of new Indonesia fishery policies in order to restore the production in the Indonesia waters. The moratorium of the Indonesia government is to fight illegal fishing activities rather than against certain country. Pingtan offshore fishing fleet is the first offshore fishing fleet since the foundation of China with 20-years legal fishing history in Indonesia waters. In fact, the Indonesia government has announced that the moratorium concluded in November, 2015. Our fishing vessels in Indonesia all dock in our base in Indonesia at present. However, the Indonesia government will develop new fishing policies towards foreign fishing fleet, so we will restore fishing comprehensively upon the issue of policies and we are communicating with the Indonesia government to promote the development of new polices as soon as possible. Thirdly, strengthen the cooperation with other countries and explore new fishing waters. Besides East Timor, we have been actively communicating with Iran and Pakistan governments and both countries have demonstrated their hope to conduct cooperation with us. The company will explore new fishing waters in an appropriate time considering from the global fishing arrangement of company.

11）	平潭远洋渔业的大股东是谁？ 现在的股东都有谁
Q11:	Who is the substantial shareholder of PME? And who are the current shareholders?
回答：我们的董事会主席兼首席执行官卓新荣先生是公司最大股东。卓先生是一名成功的企业家，在远洋捕捞、路桥建设、疏浚、金融和地产等领域均有不凡成就。 远洋捕捞一直是卓先生最为关注的核心业务，20多年来一直坚持做大做强，卓先生在远洋捕捞行业中有很高声誉和影响力。目前公开资料显示，二级市场主要的机构股东为加拿大皇家银行、City National Rochdale、Mad River Investors、高盛集团、对冲基金Citadel以及GEODE 资本等等。在上市之前，深创投，上海联创，七匹狼，和一些国际私募基金是我们的早期投资股东。目前，公司股权结构属于创始人占据绝对优势，创始人以及原始股东控制超过70%的股份，股权结构简单清晰。
A:	Mr. Zhuo Xinrong, Chairman of the Board of Directors and CEO, is the substantial shareholder. As a successful entrepreneur, Mr. Zhuo has made remarkable achievements in terms of offshore fishing, road and bridge construction, dredging, finance, real estate, etc. Offshore fishing is always the core business in the eye of Mr. Zhuo, who has insisted to make the business larger and stronger for 20 years and possesses high reputation and strong influence in the offshore fishing industry. So far, the public materials show that the main shareholders of second-level market are Royal Bank of Canada, City National Rochdale, Mad River Investors, Goldman Sachs, Hedge Fund Citadel, GEODE capital, etc. Before listing, our early investing shareholders are SCGC, NewMargin Ventures, Septwolves and some international private equity funds. At present, the ownership structure of company is simple and clear, which is dominated by the founders; founders and original shareholders hold more than 70% equity.

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12）	农林牧渔业经常出现公司方面的财务问题，比如A股上市公司$*ST獐岛(SZ002069)$ 关于这一点，平潭远洋渔业如何能消除投资者顾虑？
Q12:	There are many financial problems appearing in the companies of agriculture, forestry, husbandry and fishery such as the A-share listed company Zoneco Group Co., Ltd. *ST (SZ002069). How can Pingtan remove investors’ worries about this problem?
回答：平潭远洋渔业和其他公司不同，严格来说，我们算是食品消费品行业。我们不养殖，不囤货，只生产。 传统农林牧渔业经营层面最大的风险是自然条件，比如瘟疫，水涝灾害，造成的巨大的存货损失。平潭远洋渔业并不参与养殖，也就意味着我们没库存，我们只是去有鱼的地方捕捞，不会出现存货损失，最坏的情况就是，类似于印尼这样政治风险，暂时不展开业务，花费一些成本去开辟新的捕捞区域。 随着我们捕捞区域的多元化和船队的扩张，我们的经营风险会被快速分散。目前除了东帝汶以外，我们与伊朗和巴基斯坦政府都有积极的沟通，两国也均表示希望与我们展开合作，公司会从全球整体捕捞布局进行考虑，在合适的时候开辟新的捕捞海域。
A:	Pingtan is different from other companies. Strictly speaking, our company belongs to the food and consumer goods industry without farming and inventory but production. The biggest risk of the operation of traditional agriculture, forestry, husbandry and fishery industries lies in the natural condition such as plague and flooding disasters, which will cause major storage loss. Pingtan is not engaged in farming, namely, we have no inventory and the loss of inventory would never happen because we just conduct fishing in the waters. What the worst situation is the political risk similar to that of Indonesia moratorium resulting in stopping fishing and exploring new fishing waters with costs. With the diversity of fishing areas and the expansion of fishing fleet, our operation risk will be spread promptly. Now besides East Timor, we have conducted active communication with Iran and Pakistan governments and both countries have demonstrated their hope to conduct cooperation with us. The company will explore new fishing waters in an appropriate time considering from the global fishing arrangement of company.

13）	这个行业受何类政策影响比较多？公司在平潭自贸区，是否享受平潭政府业务补贴或政策优惠？
Q13:	What are the major policies that most influence this sector? Since the company is located in the Free Trade Zone in Pingtan, is it eligible to any operating subsidy or preferential policy from Pingtan government?
回答：	远洋捕捞是中国政府支持力度最大的行业之一，我们享受的政策远远高于自贸区的政策。首先，我们是全免税企业，关税、增值税、所得税全免，享受0税率政策；其次，国家每年都会给捕捞企业经营性补贴，具体数字可以看一下我们年报中损益表里其他收入项下的政府补贴；最后，在资产项下我们还有造船补贴，船价30%补贴加上40%长期贴息贷款。这些政策已经存在十几年来了，而且力度越来越大。

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A:	Ocean fishing is one of the most preferentially treated sectors in China. We actually enjoy better policy than those for companies in free trade zone. For example, we are an all-tax-free company, eligible to exemption of all tariffs, VAT and income tax, at 0 tax rate. Secondly, the Chinese government provides annual operating subsidy for fishing companies and the specific number could be sourced from the item of government subsidy under other income in the P&L of our annual report. Lastly, we also enjoy a ship-building subsidy, i.e. 30% of ship-building cost as subsidy and 40% of the cost as long-term discount government loan. These preferential policies have been executed for over ten years and the preferential treatment is becoming better.

14）	请问贵公司怎么处理 海洋污染问题 日本福岛的辐射 对东海的捕捞的质量造成影响
Q14:	How do you handle the issue of ocean pollution? And what impact does the radiation from Japanese Fukushima Nuclear Power Station have on the quality of your catch in the East China Sea?
回答：	我们是远洋捕捞，捕捞区域都在非中国海。渔船持有的牌照可以合法的在公海或者其他国家的专属经济区作业。东海不在我们的作业范围里，因此福岛的辐射对我们的作业没有影响。
A:	We are an ocean fishing company and the fishing fields are all in non-Chinese waters. We own fishing licenses that allow us to legally fish in the international waters or the exclusive economic zone of other countries. The East China Sea is not part of our fishing fields and the radiation has no impact on our operation.

15）	目前有31条船恢复生产，按照单船净利润80-100万美元计算，预测明年净利润在2480-3100万美元，总股本：7905.50万，每股净利润0.31-0.39美元是吗？这还没算上印尼政府明年很大可能批牌照。这么低的估值，管理层为什么不回购股份呢？
Q15:	Now 31 fishing vessels have resumed production. So, according to your per-vessel net income of USD 800,000 to USD 1 million, it is expected that your net profit next year would be in the range of USD 24.8 million to USD 31 million and your total share capital would be about USD 79 million, with net profit of 0.31-0.39 dollars per share. Is this calculation correct? And this does not consider the circumstance of license renewal by the Indonesian government next year. Your valuation is very low, but why didn’t your management buy back the shares?
回答：	目前大股东和机构持股比例过高，并且都表示要长期持有不会出售，因此回购会大大影响流通性。公司下一步在策略是随着盈利能力的不断恢复和提高而进一步加大分红的力度。(以上Celia)
A:	At present majority shareholders and institutional holders together hold too high percentage of the shares and they indicated that they wish to hold the shares for long-term investment. If we buy back the shares, it would seriously affect circulation. Next-step strategy of the Company is to keep increasing the amount of dividends after gradual recovery and enhancement of profitability.

16）	PME为什么选择在美国上市？公司是否有私有化的打算？目前市值并不高。
Q16:	Why did PME choose to be listed in the US? Does the company have a plan to privatize? The current market value is not high.
回答：	PME 上市之前有一段有趣的历程，虽然偏居福建，但是我们很早就得到了全球顶级投资机构，比如凯雷集团（NASDAQ:CG） 等多家基金的青睐，上市一直在我们的日程表上。远洋捕捞行业是相对特殊的，我们需要与各个国家打交道，在Nasdaq 上市，背靠中国政府，这一份良好的信用背书，非常有利于对外交涉。虽然，单纯从数字角度看，我们目前的市值不如其他同业友商，但是考虑到对于我们主业的帮助，以及未来国际化并购的考虑，私有化并不在我们的未来的战略选择之中，国际市场是我们的主场上市之后，作为远洋捕捞行业的龙头企业之一，我们依然受到很多国内外大型机构的关注。2015年2月17日，公司宣布完成了由中国农业产业发展基金有限公司向公司的全资子公司---福建省 平潭县远洋渔业集团有限公司有限公司投资4亿元人民币，投资平潭渔业的价值约为50亿元人民币，相当于8亿美元。中国农业产业发展基金有限公司由中国财政部、中国农业发展银行、信达资产管理公司和中信集团 在2012年成立，是第一个中国国有基金重点投资于农业产业的各个领域。其拥有的40亿元基金是由 信达资产管理公司管理。

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A:	PME has an interesting history before it went public. Although we are based in Fujian, we have the top investment institutions in the world, such as Carlyle Group (NASDAQ: CG) and other funds. Our listing is always on our agenda. Ocean fishing industry is relatively special, which we need to deal with various countries. To be listed on the NASDAQ and backed by the Chinese government is good credit endorsement for us. It is also very conducive for external negotiations. Although from the current number, our current market value is not as good as other business partners, but taking into account our main business, as well as the future of international mergers and acquisitions, privatization is not our future strategic choice. The international market is our main market. As one of the leading enterprises in ocean fishing industry, we are still subject to a number of large domestic and foreign institutions. On February 17, 2015, the company announced the completion of investment from the China Agricultural Industry Development Fund Co., Ltd. to the company's wholly-owned subsidiary --- Fujian Province Pingtan Ocean Fishery Group Co., Ltd. for 400 million Yuan. The investment to Pingtan Fishing is about 5 billion Yuan, equivalent to 800 million US dollars. China Agricultural Development Fund was established in 2012 by the Chinese Ministry of Finance, China Agricultural Development Bank, Cinda Asset Management Corporation and CITIC Group. It is the first state-owned fund to invest in various fields of the agricultural industry. Its $ 4 billion fund is managed by Cinda Asset Management.

17）	与国内大型连锁超市签数战略合作协议，包括哪些超市？
Q17:	You mentioned that the company has signed a number of strategic cooperation agreements with some domestic supermarkets, and could you tell us which supermarkets they are?
回答：	连锁规模数百家以上，目前还不方便披露名字，希望理解。
A:	Few domestic supermarkets with chain size of hundreds. Based on the current situation, it is inconvenient to disclose the name of the supermarkets right now.

18）	能说说哪些鱼只能捕捞，不能养殖
Q18:	Could you talk about which fish can only be caught and cannot be farmed?
回答：	有很多，比如带鱼，鲅鱼，偏口鱼，鲳鱼沙丁鱼等等
A:	There are many types of fish, such as octopus, mackerel, partial mouth fish, pomfret sardines, etc.

19）	平潭远洋渔业未来的远景是什么?
Q19:	What are the future prospects of Pingtan fishing?
回答：	我们希望从2017年开始除了产能恢复，还要实现两个目标。 第一，在生产端，PME 希望成为全球领先的远洋捕捞企业。 在全世界，中国已经成为最大的航洋力量之一，我们将进一步利用海外上市带来的品牌优势和中国力量崛起的政治优势，进一步开拓新兴海域，包括但不限于海外并购，丰富国人的海洋食品食谱。 第二，在消费端，我们已经成立自己的海产品牌，将远洋捕捞的海产进行本地加工和内地分销，平潭远洋渔业已和国内大型连锁超市签订了战略合作协议，并将通过超市的全国销售平台直接向终端消费者销售。这不仅仅会显著提高我们的产品销售毛利率，更会促使我们转型，让我们从一个仅仅专注捕捞的行业领头羊，成为一个海产品领域的优势品牌，平潭远洋渔业本身也会更接近一个食品消费品企业。

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A:	We hope the company will not only recover operation in 2017, but also achieve two goals. First, at the production end, PME hopes to become the world's leading offshore fishing company. In the world, China has become one of the largest maritime forces, we will further use of the overseas listing and the power of the rise of China's political advantage, to further explore new areas, including but not limited to overseas acquisitions, enrich the ocean Food Recipes. Second, in the consumer side, we have set up our own seafood brand and have the offshore fishing seafood for local processing and distribution. Pingtan fishing has signed a strategic cooperation agreement with domestic large supermarket chains, and through the supermarket sales nationwide, the platform sells directly to the end consumer. This will not only significantly improve our product sales gross margin, but also lead us to transformation. We became a fishing industry leader, as a famous seafood brand in the field, Pingtan fishing will be one step closer to become a Food consumer goods enterprises.

20）	远洋捕捞是一个什么样的行业？和其他捕捞行业比，有什么区别，未来是否会竞争加剧？
Q20:	What kind of industry is fishing? What are the differences between fishing industry and others? Will the competition be intensified in the future?
回答：	打个比方，远洋捕捞就像在海洋上采矿。和近海捕捞不同，远洋捕捞的是高壁垒和高产出的领域。近海捕捞有超过90万艘船参与竞争，而远洋捕捞只有几千条船参与。形成这样的格局主要是三个原因：第一，在这个行业里，各个国家都需要拿到国际渔业协会的配额，才能颁发牌照，因此资质壁垒非常高。中国发展远洋捕捞已经有30年的历史，以中国的发展速度到今天为止，远洋捕捞船的总数也只有2000多艘；第二，相对于近海捕捞，远洋捕捞的船只投入巨大，单艘船只的购置金额是1000万人民币起步，而且，远洋作业需要补给船只，整体参与门槛要超过3000万人民币，而且，需要与多个国家打交道，比近海捕捞复杂很多；第三，远洋捕捞海上作业时间非常长，船只出海经常超过1年以上，愿意从事的人相对少，目前中国在远洋捕捞行业的从业人员只有两万人左右。 综合来看，只有专注于这个市场，有长期积累的公司，才有能力抵御经营过程中的人才缺口和经营风险。
A:	For example, ocean fishing is like mining on the ocean. Unlike offshore fishing, offshore fishing is a high-barrier and high-yielding area. There are more than 900,000 vessels competing in offshore fishing, and only a few thousand ships are involved in offshore fishing. The formation of such a pattern is mainly for three reasons: First, in this industry, countries need to get the International Fisheries Association quotas in order to issue licenses, so the qualification barriers are very high. China's development of ocean fishing has 30 years of history. Considering the speed of development in China, the total number of ocean fishing vessels are only more than 2,000 vessels. Second, compared to offshore fishing, the investment for offshore fishing vessels is huge, and it needs to deal with a number of countries, and it is much more complex than the offshore fishing. Third, the operation time for offshore fishing is very long. In addition, as offshore operations need supply vessels, the overall participation threshold is more than 30 million Yuan. A ship usually needs more than a year out to sea. People who are willing to engage in this industry are relatively small. The current Chinese fishing industry in the ocean is only about 20,000 employees. Only the companies which focus on this market and with long-term accumulation have the ability to resist talent gap and operational risks.

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21)	为公司持续分红先点个赞。另外请教下，一般情况下公司与其他国家政府谈判（例如东帝汶等）的时间大概有多长？公司后续除了东帝汶，还会开拓其他地区捕鱼吗？

Q21:	Under normal circumstances, how long does it take for companies and other governments to negotiate (for example, East Timor, etc.)? In addition to East Timor, will the company open up other areas for fishing?
回答：	谈判时间不等，一般都在数月，并且都有外交部和农业部的积极配合。目前除了东帝汶意外，我们和巴基斯坦以及伊朗都在积极沟通，他们也都表示希望与我们合作。开辟新水域一直是公司核心的发展方向，公司会在合适的时候，开辟新的作业区域。
A:	Negotiations vary in time, usually in few months, and have the active cooperation of the Ministry of Foreign Affairs and the Ministry of Agriculture. At present, in addition to the East Timor, we have communicated with Pakistan and Iran, they also expressed the hope to cooperate with us. Opening new fishing area has been the company's core direction of development; the company will open up new areas of operation in the right time.

22）	平潭远洋渔业的成本主要是什么？ 盈利能力如何？
Q22:	What is the cost of Pingtan fishing? How is the Profitability?
回答：公司日常运营中的成本主要是燃料油的开销，占到我们捕捞销售额的50%多一点。 我们的盈利能力可以用一个乘法简单算出来，公司目前拥有135艘渔船，根据公司2014年的业绩，每艘渔船的年收入约为300万美元，年净收入约为80万至100万美元。一旦恢复全面生产，我们的产能扩大是随着船只的增加线性提升的。而且，2014年，是一个高油价年份大约在90-100美元之间，预期2017年全年油价稳定在60美元左右，对于我们复产后的财务表现有不小的帮助。另外，受到印尼禁捕的影响，中国远洋渔业的捕捞量也急剧下降，从往年的140万吨下降到110万吨左右，这也使鱼货价格产生了很大的波动，其中带鱼，鲳鱼，黄花鱼等印尼水域主要鱼种的价格涨幅都在30%以上，鱿鱼价格的上涨更是超过了100%。对于生产成本相对固定的远洋捕捞行业来讲，鱼货价格上涨无疑会给我们带来更丰厚的利润。
A:	Answer: The cost of the company's daily operations is mainly the cost of fuel oil, accounting for our fishing sales a little more than 50%. Our profitability can be calculated by a simple multiplication, the company currently has 135 fishing vessels, according to the company's 2014 results, the annual income of each fishing vessel is about 300 million, annual net income is about 800,000 to 1 million US dollars. Once full production is resumed, our capacity expansion increases linearly with the increase the numbers of vessels. Moreover, the year of 2014 is the year with a high oil price of about 90-100 dollars. The oil price in 2017 is expected to stabilize around $60, and it will help us a lot in our financial performance after the operation recovery. In addition, the impact of the fishing ban in Indonesia, China's deep-sea fishing catches also declined sharply from 1.4 million tons in previous years fell to 1.1 million tons, which also makes the price of fish have a lot of fluctuations, including octopus, pomfret and Croaker. The price of other major species in Indonesian waters rose more than 30%, squid prices rose more than 100%. For the production cost, it is relatively fixed in the ocean fishing industry. The fish prices will undoubtedly bring us more lucrative profits.

23）	远洋捕捞在中国市场为什么得到这么大发展？全球市场有强大对手么？
Q23:	Why is offshore fishing developing so fast in China? Is there any powerful rival on global market?
回答：	远洋捕捞在国内的发展一方面得益于国内的配套政策，无论是从外交政策还是贷款政策，税收政策(全部免税,如增值税,企业所得税)，都给予了极大帮助，另一方面，也是因为国内巨大的市场。 很多西方国家有较长的海岸线和丰富的渔业资源，但是他们消费鱼类的种类和数量都相对较少。 随着国内生活水平的提高，远洋渔业的春天来了。 从全球市场看，我们并没有特别强大的对手。

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A:	The development of offshore fishing in China is a result of many related preferential policies, ranging from foreign policy to loan policy and tax policy (all taxes exempted, such as VAT and income tax), giving great support. On the other hand, the huge market size is a key reason. Many western countries also have long coast lines and rich fishery resources, but only a limited number of fish species and quantity are consumed in these countries. With the improvement of people’s life conditions in China, offshore fishing sector also welcomes its spring. Looking at the global market, we don’t see any strong rival.

24）	请问公司对于大型鱼探仪的需求和使用情况是怎样的？
Q24:	Please introduce your need and use of large fish-detecting instrument.
回答：	每艘船都配有先进的捕捞设备，使用率100%
A:	Each vessel is equipped with fishing tools and these tools are utilized 100%.

25）	贵公司受中国海洋局的监管么？
Q25:	Is your company under the supervision of State Oceanic Administration of China?
回答：	是的，每艘船都装有GPS定位，确保我们作业的安全。
A:	Yes. Each vessel is provided with GPS to ensure safety production.

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